Exhibit 99.1

Resource Capital Corp. Announces Full Redemption of its Outstanding 8.25% Series B Cumulative Redeemable Preferred Stock

NEW YORK, NY, February 21, 2018 — Resource Capital Corp. (NYSE: RSO) (the “Company”) today announced that on March 26, 2018 (the “Redemption Date”) it will redeem all shares of its 8.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) outstanding on the Redemption Date. The shares of Series B Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus all accrued and unpaid dividends up to, but not including, the Redemption Date in an amount equal to $0.32083 per share of Series B Preferred Stock, for a total payment of $25.32083 per share of Series B Preferred Stock. This redemption is in addition to the 930,983 shares of Series B Preferred Stock that were redeemed on January 31, 2018.

From and after the Redemption Date, dividends on the Company’s Series B Preferred Stock will cease to accrue, the Series B Preferred Stock will no longer be outstanding and, therefore, all rights of the holders of such shares will terminate, except for the right of the holders to receive the cash payable upon such redemption without interest. Upon redemption, the Series B Preferred Stock will be delisted from trading on the New York Stock Exchange. Annual savings resulting from this redemption of Series B Preferred Stock will be approximately $9.5 million.

All shares of Series B Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”). Payment to DTC for the redeemed shares of Series B Preferred Stock will be made by American Stock Transfer & Trust Company, LLC, as redemption agent.

The notices of redemption and related materials will be mailed to the registered holders of Series B Preferred Stock on or about February 22, 2018. Questions relating to, and requests for additional copies of, the notices of redemption and the related materials should be directed to the redemption agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Reorganization Department, telephone 877-248-6417.

Bob Lieber, Chief Executive Officer of the Company, stated “Redeeming the balance of the shares of our Series B Preferred Stock is another significant step in our efforts to restore investor confidence in the Company’s common equity by increasing bottom line profits.”

Matt Stern, President of the Company, stated “By eliminating the high dividend payments associated with both the Series A Preferred Stock, which the Company redeemed in January, and the Series B Preferred Stock, the Company has continued to improve its balance sheet and will save approximately $13.7 million on an annual basis, equal to $0.44 per common share.”

About Resource Capital Corp.

Resource Capital Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial mortgage loans and other commercial real estate-related debt investments. The Company is externally managed by Resource Capital Manager, Inc., an indirect wholly-owned subsidiary of C-III Capital Partners LLC, a leading commercial real estate investment management and services company engaged in a broad range of activities.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “trend,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

For more information, please visit the Company’s website at www.resourcecapitalcorp.com or contact investor relations at IR@resourcecapitalcorp.com.